EXHIBIT 99.1

Community Partners Bancorp Announces a 5% Share Repurchase Program for 2013

TINTON FALLS, N.J., Jan. 24, 2013 (GLOBE NEWSWIRE) -- Community Partners Bancorp (Nasdaq:CPBC), (the "Company"), the parent company of Two River Community Bank ("Two River"), today announced that the Board of Directors approved and authorized a share repurchase program (the "2013 Program"). The 2013 Program authorizes the repurchase of up to 5% of the outstanding shares of the Company's common stock, or approximately 399,200 shares based on the 7,983,778 shares outstanding as of December 31, 2012, provided that the aggregate amount that the Company may spend on such repurchases is limited to $2.2 million.

"The positive financial track record our Company has reported over the last 12 quarters, coupled with the fact that our common stock is currently trading at a discount to tangible book value, prompted our Board of Directors to initiate a repurchase program," said William D. Moss, President and Chief Executive Officer. "We believe that the current market value of the Company's stock is not reflective of the Company's value and this program provides an excellent tool for optimizing our use of capital with the goal of providing value to our shareholders."

The program will commence after the blackout period ends following the release of the Company's results of operations for the period ended December 31, 2012 and will continue until the earlier of the completion of the repurchase or January 24, 2014.

The repurchases will be made from time to time by the Company in the open market as conditions allow, or in privately negotiated transactions. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods. All repurchased shares will be held as treasury shares and may be reissued under the Company's 2007 Equity Incentive Plan or for other corporate purposes.

The volume, nature, price and timing of the repurchases will be at the sole discretion of management, dependent on market conditions, applicable securities laws, capital and liquidity needs or other factors, and may be suspended or discontinued at any time. The Board of Directors may also suspend, terminate, modify, cancel or extend the 2013 Program at any time and for any reasons.

About the Company

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank currently operates 16 branches throughout Monmouth and Union Counties and two regional lending offices in New Brunswick and Summit, New Jersey. More information about Two River Community Bank is available at www.tworiverbank.com. More information about Community Partners is available at www.communitypartnersbancorp.com.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as "expect," "look," "believe," "anticipate," "may," "will," "should," "projects" or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements, and no undue reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; stronger competition from banks, other financial institutions and other companies; changes in loan, investment and mortgage prepayment assumptions; insufficient allowance for credit losses; a higher level of net loan charge-offs and delinquencies than anticipated; material adverse changes in Community Partners' operations or earnings; a decline in the economy in Community Partners' primary market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume; changes in laws and regulations, including issues related to compliance with anti-money laundering and the bank secrecy act laws; adoption, interpretation and implementation of new or pre-existing accounting pronouncements; operational risks, including the risk of fraud by employees or outsiders; and the inability to successfully implement new lines of business or new products and services. For a list of other factors which would affect Community Partners' results, see Community Partners' filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2011. The statements in this press release are made as of the date of this press release, even if subsequently made available by Community Partners on its website or otherwise. Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

CONTACTS: William D. Moss, President & CEO
          Community Partners Bancorp
          732-389-8722
          wmoss@tworiverbank.com

          A. Richard Abrahamian, Executive Vice President & CFO
          Community Partners Bancorp
          732-216-0167
          rabrahamian@tworiverbank.com